September 24, 2001




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for the Kent Funds (the Funds) and, under the date of February 23, 2001, we reported on the financial statements of the Funds as of and for the periods ended December 31, 2000.
On August 6, 2001, we resigned. We have read the Funds' statements included under Sub-Item 77K of its Form N-SAR for the 7-month period ended July 31, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds' statements made in paragraph two.

Very truly yours,

KPMG LLP
PHTRANS\323760\1